Exhibit 5.1

Opinion of K&L Gates LLP

April 11, 2012

MFA Financial, Inc.

350 Park Avenue, 20th Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to MFA Financial, Inc., a Maryland corporation (the “Company”), in connection with Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-3, file number 333-170097 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on April 2, 2012, and the Prospectus dated April 2, 2012 included in the Post-Effective Amendment, as supplemented by the accompanying Prospectus Supplement dated April 3, 2012 (the “Prospectus Supplement”), filed by the Company with the Commission under Rule 424(b) on April 4, 2012, relating to the issuance by the Company of $100,000,000 aggregate principal amount of 8.00% Senior Notes due 2042 (the “Notes”).  The Notes are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Company and the representatives of the underwriters named therein.

The Notes are to be issued under an indenture (the “Base Indenture”) dated as of April 11, 2012 between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of April 11, 2012 (together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)          the Registration Statement;

(ii)          the Post-Effective Amendment;

(iii)          the Prospectus Supplement;

(iv)        the Amended and Restated Articles of Incorporation of the Company, as further amended and supplemented and certified by the Secretary of the Company to be currently in effect (the “Charter”);

(v)         the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company to be currently in effect (the “Bylaws”);

(vi)        the Indenture and the form of Note included therein; and

MFA Financial, Inc.

April 11, 2012

(vii)       the corporate actions (including resolutions of the board of directors of the Company) that provide for, among other things, the adoption and subsequent amendment of the Registration Statement, including the Post-Effective Amendment.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records of the Company, and certificates of public officials and of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

Our opinions set forth herein are limited to the Maryland General Corporation Law, including the applicable provisions of the Maryland Constitution and reported judicial decisions interpreting those laws and the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing; and (b) public policy considerations which may limit the rights of parties to obtain remedies.

MFA Financial, Inc.

April 11, 2012

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ K&L Gates LLP